Exhibit 99.4

Scion Funds, LLC
c/o Scion Capital, LLC
20400 Stevens Creek Blvd., Suite 840
Cupertino, CA 95014
Tel. (408) 441-3601

Demand for Appraisal

October 28, 2004

Certified Mail
Return Receipt Requested
Metrocall Holdings, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

Metrocall Holdings, Inc.
c/o Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

Ladies and Gentlemen:

        Please be advised that Scion Funds, LLC, as a record holder of shares of Metrocall Holdings, Inc. Common Stock, par value $0.01 per share, hereby demands appraisal of its shares pursuant to §262 of the General Corporation Law of the State of Delaware in connection with the proposed merger between Metrocall and Arch Wireless, Inc.

Very truly yours, Scion Funds, LLC By Scion Capital, LLC, managing member /s/ Michael J. Burry Managing Member